Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Jamie Beal	Investor Contact: Rohan Pai
973-948-1234, jamie.beal@Selective.com	973-948-1364, rohan.pai@Selective.com

Selective Appoints H. Elizabeth Mitchell as New Director

Branchville, NJ - March 12, 2018 - Selective Insurance Group, Inc. (NASDAQ: SIGI) announced today that H. Elizabeth Mitchell has been appointed to its Board of Directors, effective March 9, 2018. Ms. Mitchell, former president and chief executive officer of Renaissance Reinsurance U.S., Inc., is an independent director.

Ms. Mitchell, 56, retired from Renaissance Re in 2016 and is a director of StanCorp Financial Group, Inc. and member of the Board of Advisors of Hudson Structured Capital Management Ltd. Previously, she was chief executive officer and president of Platinum Underwriters Reinsurance, Inc. and held senior positions at St. Paul Reinsurance, Inc. She is a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Previously, she served on the board of overseers of the St. John’s University School of Risk Management, Insurance and Actuarial Science from 2007 to 2016 and as a trustee of The Institutes from 2010 to 2016.

“Liz is a great addition to Selective’s Board and will stand for election at our 2018 Annual Meeting in May. She is a highly regarded insurance executive, with extensive experience in risk assessment and mitigation, actuarial science, corporate transactions, and operational reorganizations,” said Lead Independent Director J. Brian Thebault.

Chairman and CEO Gregory E. Murphy stated, “We expect Liz to immediately contribute to our overall corporate strategies, including our risk assessment, reinsurance, and growth strategies.”

Ms. Mitchell holds a B.A. from the College of Holy Cross in Worcester, Massachusetts.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.